CONSULTING AGREEMENT

This Agreement is made and entered into effective the first day of December, 2006 by and between Investor Voices, LLC ("IV") and Timberline Resources Corp., ("COMPANY").

1. IV shall serve, on a non-exclusive basis, as financial public relations consultant to company during the term of this Agreement. In such capacity, IV shall (a) introduce company to segments of the financial community where it is not presently known; (b) disseminate information regarding company, the content and form of which is approved by Company, to the financial community; (c) prepare or review on behalf of company press releases, reports and other communications with and to shareholders, the investment community and the general public, the content and form of which is approved by Company; and (d) arrange meetings between Company officials and brokers, dealers, analysts, institutional investors and other investment community professionals, provide the Company with assistance in their R & D projects, overseas communications with Company shareholders, new business development, strategic consulting for development of new products and financial alliance with overseas entities, coordination assistance of overseas presentations for the purpose of exploring new applications of products as well as developing new markets and financing.

Company acknowledges and agrees that IV will be serving other clients during the term of this Agreement and that the Company shall not be entitled to the exclusive time and attention of IV in the performance of its services hereunder. IV agrees to use its best efforts and professional expertise in performing services for Company hereunder. The Company further acknowledges and agrees that IV has the right to conduct such due diligence on Company as it deems necessary. Company and any of its officers and agents agree to fully cooperate with IV with regard to such due. All information provided for distribution by Company will comply with the anti-fraud provisions of the federal securities laws. IV will not issue any written statements without approval by Company and will retain in confidence any material nonpublic information disclosed to them by Company.

2. The services to be rendered by Advisor shall be rendered for a period of twelve (12) months and shall commence on December 1st, 2006 and end on November 30th, 2007. Without written notice from either party, the agreement shall revolve into subsequent twelve (12) month terms. This Agreement may be terminated at any time on thirty (30) days notice by either party by written notice to the other party. Notwithstanding anything to the contrary, IV may terminate this agreement at any time if in its opinion Company has provided or caused to be provided false or misleading information to IV. IV may also terminate for non-payment of invoices when due. In such event, the entire amount due on the contract shall be immediately due and payable.

3. As compensation for consulting services hereunder, Company shall pay Ian J. Cassel on the first date of each month the sum of three thousand dollars ($3000), with the payment for each month of service to be made prior to the commencement of such service month. If payment is not received by the 15th day of the month, service will be stopped.

4. Company shall issue to Ian J. Cassel 10,000 shares of restricted common stock. Stock shall be delivered within 10 days of the signing of the contract. The Company shall include the Shares in its next registration statement on Form SB-2 or any other equivalent form, including without limitation, any Form SB-2 filed.

5. In addition, As compensation for consulting services hereunder, Company shall issue Ian J. Cassel on the thirtieth day of each month, starting December 30th, 2006, the sum of 15,000 shares of restricted common stock. The Company shall include the Shares in its next registration statement on Form SB-2 or any other equivalent form, including without limitation, any Form SB-2 filed.

6. This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes and replaces all prior and contemporaneous negotiations, proposed agreements and agreements, whether written or oral. This agreement may be amended or altered and rights hereunder may be waived only by a written instrument signed by the party to be bound thereby.

7. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey applicable to contracts that are negotiated, executed and performed wholly within said state and without regard to any choice of laws of principles applied under the laws of such state. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF THE APPROPRIATE FEDERAL OF STATE COURTS SITTING IN THE COUNTY OF HUNTERDON FOR ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT AND THE PARTIES HEREBY WAIVE ANY AND ALL DEFENSES BASED ON PERSONAL JURISDICTION OF SUCH COURT.